Exhibit 99. 2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF WEBHELP PARENT
This Management’s Discussion and Analysis of Financial Condition and Results of Operations of Webhelp should be read in conjunction with Marnix Lux SA’s historical consolidated financial statements and the notes to those consolidated financial statements which are included in Exhibit 99.3 of the Current Report on Form 8-K filed with the SEC on July 17, 2023 (the “Current Report”) . It contains forward-looking statements, which are subject to risk, uncertainties, and other factors that could cause actual results to differ materially from those projected or implied in the forward-looking statements. Please see “Risk Factors” and “ Note Regarding Forward-Looking Statements” in Concentrix’ Annual Report on Form 10-K for the year ended November 30, 2022 and Concentrix’ Quarterly Report on Form 10-Q for the quarter ended May 31, 2023 for a discussion of the uncertainties, risks and assumptions associated with these statements.
Marnix Lux SA’s consolidated financial statements were prepared in accordance with the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). Financial information for the fiscal years ended December 31, 2022 and December 31, 2021 have been derived from the audited consolidated financial statements included in Exhibit 99.3 of the Current Report , which also include unaudited comparative figures for the year ended December 31, 2020. Financial information as of March 31, 2023 and for the three months ended March 31, 2023 and March 31, 2022 have been derived from the unaudited interim condensed consolidated financial statements included in Exhibit 99.4 of the Current Report . The consolidated financial statements are presented in millions of euros, rounded to one decimal place.
Unless otherwise indicated or except where the context otherwise requires, references to “Webhelp” in this Management’s Discussion and Analysis of Financial Condition and Results of Operations of Webhelp refer to Marnix Lux SA, a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg (“Webhelp Parent”), the indirect parent company of Webhelp SAS (collectively referred to with Webhelp Parent and Webhelp Parent’s subsidiaries as “Webhelp”).
Overview and Basis of Presentation
Webhelp is a global provider of Customer Experience (“CX”) solutions and technologies focused on enriching customer experiences and building solutions for its clients’ business needs. Webhelp offers an array of bespoke end-to-end solutions, with activities ranging from customer engagement, such as service, technical assistance and sales, to specialized process outsourcing in regulated and digital realms, and dedicated industry approaches. Webhelp is currently majority owned and indirectly controlled by Sapiens S.à r.l, a wholly owned indirect subsidiary of Groupe Bruxelles Lambert, while the remaining shares are held by the co-founders of Webhelp and certain employees.
Dynamicall Acquisition
On March 3, 2021, Webhelp completed its acquisition of 75% of the shares of Dynamicall, a major Peruvian BPO company, based in Lima, with more than 4,500 employees. Dynamicall enhances Webhelp’s service portfolio in several strategic dimensions, including multilingual operations, through its capability to provide on-, near- and off-shore services for the local and international Spanish-speaking market and North America, as well as coverage for multilingual customers worldwide. Webhelp acquired the remaining 25% of Dynamicall in the third quarter of 2022.
The total consideration for the transaction was €25.4 million at the date of acquisition. An earnout of €8.4 million was paid in the second quarter of 2022. Webhelp acquired the remaining 25% of Dynamicall in the third quarter of 2022 including €17.0 million in cash payments and an obligation to make a deferred payment of $3.0 million, of which one third was paid in the first quarter of 2023, and the two remaining payments are due in 2025 and 2026, respectively.
OneLink Acquisition
On August 2, 2021, Webhelp completed its acquisition of OneLink for a total consideration of €487.6 million (excluding €10.0 million in transaction costs and €31.7 million in intercompany financing), funded with external bank financing. For additional information regarding the external bank financing, see the section entitled “—Debt Arrangements” below. Webhelp wholly owns and exercises exclusive control over the company, which has been fully consolidated since August 1, 2021.

OneLink is an innovative company specializing in digitally-enabled CX, BPO and technology services. It serves leading, high-growth technology brands in areas such as shared mobility, e-commerce, fintech, fitness tech and payment applications, in the United States, Europe and Latin America. OneLink operates 17 centers in Mexico, El Salvador, Nicaragua, Guatemala, Colombia and Brazil and employs over 14,000 people.
Uitblinqers Acquisition
On April 13, 2022, Webhelp completed its acquisition of 100% of the shares of Uitblinqers, a Dutch BPO company with more than 800 employees. The distinctive proposition of Uitblinqers, a customer contact service provider that helps brands drive their customer experience for their end-customers in the Netherlands, is aimed at developing young professionals and has a strong focus on commercial and digital client services. The acquisition has been fully consolidated since May 1, 2022.
The total consideration for the transaction was €36.3 million, including €13.6 million in cash payments and two earnouts valued at an aggregate of €22.7 million on the acquisition date and to be paid in 2023 and 2024 in amounts based on Uitblinqers entities’ 2022 and 2023 EBITDA as defined by the purchase agreement.
Grupo Services Acquisition
On August 1, 2022, Webhelp completed its acquisition of Grupo Services for a total consideration of €90.8 million (excluding €1.3 million in transaction costs), including €55.0 million in cash payments, two earnouts valued at an aggregate of €20.3 million on the acquisition date and to be paid between 2023 and 2027 in amounts based on Grupo Services’ entities’ 2022, 2023 and 2026 EBITDA as defined by the purchase agreement, and a deferred payment valued at €15.5 million on the acquisition date and due in 2027. Webhelp wholly owns and exercises exclusive control over Grupo Services, which has been fully consolidated since August 1, 2022.
Grupo Services is an innovative company specializing in outsourcing, digital-transformation and artificial intelligence in the fields of customer service, debt collection and sales. Based in Brazil, Grupo Services operates in Curitiba and employs over 9,000 people.
Revenues
Webhelp provides customer relationship management services. Client contracts typically consist of a master services agreement, supported in most cases by multiple statements of work, which contain the terms and conditions of each contracted solution. Webhelp’s solutions and technology are generally characterized by flat unit prices and constitute one single performance obligation in accordance with IFRS. Webhelp’s client contracts typically range from three to five years in term and are typically subject to renewal and early termination by each of Webhelp and its clients pursuant to the terms of the contract, typically with 30 days’ to six months’ notice.
Revenue from services provided to clients corresponds to the right to invoice and is recognized as services are performed, based on time spent (e.g. via telephone, chat or email), volumes handled by agents (number of calls or sales) or number of positions (number of agents). Services rendered are tracked in internal or external operating tools. Bonuses or discounts may be applied in some contracts based on the achievement of certain operating ratios outlined in the contract. They do not represent material amounts, and can be reliably determined at each reporting date.
In fiscal year 2022, approximately 50% of Webhelp’s consolidated revenue was priced in euros, approximately 16% was priced in U.S. dollars, and approximately 13% was priced in British pounds, and Webhelp expects this to continue. Webhelp has certain client contracts that are priced in non-euro currencies for which a substantial portion of the costs to deliver the services are in other currencies. Accordingly, Webhelp’s revenue may be earned in currencies that are different from the currencies in which they incur corresponding expenses. Fluctuations in the value of currencies, such as the U.S. dollar or the British pound sterling, against the euro or other currencies in which Webhelp bills its clients, and inflation in the local economies in which these delivery centers are located, can impact the operating and labor costs in these delivery centers, which can result in reduced profitability. As a result, Webhelp’s revenue growth, costs and profitability have been impacted, and it expects will continue to be impacted, by fluctuations in foreign currency exchange rates and inflation.

Economic and Industry Trends
The CX solutions industry in which Webhelp operates is competitive, including on the basis of pricing terms, delivery capabilities and quality of services. Further, there can be competitive pressure for labor in various markets, which could result in increased labor costs. Accordingly, Webhelp could be subject to pricing and labor cost pressures and may experience a decrease in revenue and operating income. Webhelp’s business operates in approximatively 60 countries across six continents. Webhelp has significant concentrations in Brazil, Colombia, India, France, Morocco, Turkey and the United Kingdom. Accordingly, Webhelp would be impacted by economic strength or weakness in these geographies and by the strengthening or weakening of local currencies relative to the euro.
Seasonality
Webhelp’s revenue fluctuates with the underlying trends in its clients’ businesses and trends in the level of consumer activity. As a result, Webhelp’s margins are typically higher in the third and fourth quarters. The impact of this seasonality has been offset by Webhelp’s significant growth and geographic expansion, as well as longer term social and economic conditions and industry specific trends and conditions.
Critical Accounting Estimates
Webhelp’s consolidated financial statements are prepared in accordance with IFRS as issued by the IASB. The preparation of Webhelp’s consolidated financial statements requires it to make estimates, assumptions and judgments that affect amounts reported in the financial statements. Webhelp bases its estimates and assumptions on historical experience and other factors that it believes to be reasonable under the circumstances. Webhelp evaluates its estimates and assumptions on an ongoing basis. Webhelp’s actual results may differ from these estimates. Webhelp’s most critical accounting estimates are summarized below.
Fair Value of Intangible Assets and Liabilities Acquired as Part of a Business Combination
Webhelp continually seeks to augment organic growth with strategic acquisitions of businesses and assets that complement and expand its existing capabilities. Recent acquisitions have sought to enhance Webhelp’s capabilities and domain expertise in its key verticals, expand its geographic footprint, and further expand into higher value service offerings.
Webhelp allocates the fair value of purchase consideration to assets acquired and liabilities assumed generally based on their fair values at the acquisition date. The excess of the fair value of purchase consideration over the fair value of the assets acquired and liabilities assumed is recorded as goodwill. The determination of the fair value of assets and liabilities involve engaging independent third parties to perform an appraisal. When determining the fair values of assets acquired and liabilities assumed, Webhelp makes significant estimates and assumptions, especially with respect to intangible assets. Critical estimates in valuing intangible assets include, but are not limited to, expected future cash flows, which includes consideration of future growth rates and margins, attrition rates, and discount rates. Fair value estimates are based on the assumptions Webhelp believes a market participant would use in pricing the asset or liability. Amounts recorded in a business combination may change during the measurement period, which is a period not to exceed one year from the date of acquisition, as additional information about conditions existing at the acquisition date becomes available.
As of March 31, 2023, Webhelp had other intangible assets, net of amortization, of €761.0 million recognized in the context of business combinations. This amount consists of €605.7 million in customer relationships, €148.3 million in brands and €7.0 million in developed technologies. Webhelp amortizes its customer relationships and developed technologies on a linear basis based on the remaining useful life’s estimates and assumptions taken when determining the fair values of assets acquired.

Goodwill
As of March 31, 2023, Webhelp had goodwill of €2,111.2 million recorded on its consolidated balance sheet. Webhelp tests goodwill for impairment annually or whenever there is an indication of impairment, at cash-generating units’ (“CGU”) group level. A CGU is the smallest identifiable group of assets which generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets. The goodwill to which a business combination gives rise is allocated to groups of CGUs that are expected to benefit from the synergies of the combination.
For purposes of the goodwill impairment test, Webhelp compares the carrying amount of groups of CGUs including goodwill with its recoverable amount. Recoverable amount is defined as the higher of fair value less costs of disposal and value in use. The value in use is calculated based on the discounted cash flows of the estimated future cash flows expected from continuing use of the asset, CGU or group of CGUs plus terminal value. If the recoverable amount is lower than the carrying amount of groups of CGUs including goodwill, an impairment loss is recognized for the difference. Based on Webhelp’s impairment assessment for fiscal years 2020, 2021 and 2022, no impairment charges related to goodwill have been recognized.
See Notes 12—Goodwill and 13—Cash generating units to the consolidated financial statements included in the Current Report for further details.
Results of Operations – Fiscal Years Ended December 31, 2022 and 2021
	Fiscal Years Ended December 31,
	2022	2021
	(in millions)
Revenues	€2,485.3	€2,080.6
Other income	32.4	26.0
Operating expenses	(2,212.3)	(1,842.5)
Purchases consumed and other external expenses	(354.5)	(320.4)
Taxes and duties	(14.7)	(10.8)
Personnel expenses	(1,679.8)	(1,381.5)
Amortization, depreciation, impairment and provision	(163.3)	(129.8)
Operating profit before other operating income and expenses	305.4	264.1
Other operating income and expenses	(90.3)	(79.8)
Operating Profit	215.0	184.3
Net financial expenses	(157.5)	(97.4)

Profit before taxes	57.5	86.9
Income tax	(18.4)	(18.7)
Net profit	€39.2	€68.2
Revenues
	Fiscal Years Ended December 31,
	2022	2021
	(in millions)
Industry Vertical:
Automotive	€73.9	€52.3
Digital / High-Tech	418.8	408.0
E-commerce / Retail	583.7	497.2
Financial Services/ Fintech	305.6	183.8
Health	55.2	52.6
Media	219.8	151.6
Telecom	374.4	331.9

	Fiscal Years Ended December 31,
	2022	2021
	(in millions)
Travel and Leisure	190.6	111.1
Utilities	123.4	112.3
Other sector	139.9	179.8
Total revenues	€2,485.3	€2,080.6
Webhelp’s revenue increased by €404.7 million or 19.5% in fiscal year 2022 compared to fiscal year 2021. This increase was primarily due to revenue from entities acquired during 2021 and 2022 of €204.6 million, as well as a continued shift toward e-commerce and digitization that accelerated as a result of the COVID-19 pandemic, recovery in the travel industry following the peak of the COVID-19 pandemic and strong growth in the technology vertical compared to the prior year. These increases were partially offset by the ramp down of a COVID tracking and tracing program in the Netherlands and United Kingdom representing a decrease of €42.9 million in 2022 compared to 2021.
Other Income
Other income consists primarily of operating grants, including grants from the South African government related to outsourcing business processes and employment grants in Turkey and French, income from activity-related hedging transactions and other income from sales of ancillary products to end customers.
Webhelp’s other income increased by 24.6% in fiscal year 2022, compared to fiscal year 2021, primarily due to an increase in the volume and amount of operating grants in South Africa and employment grants in Turkey and France. These increases were partially offset by a decrease of €7.5 million related to capitalized production costs, which were included in other income in 2021 for this amount, but accounted for as a deduction of the related costs from 2022 in accordance with IFRS. Capitalized production amounted to €13.7 million in 2022 compared to €7.5 million in 2021. If capitalized production costs had been presented in the line other income in fiscal year 2022 as in fiscal year 2021, then other income would have increased by an additional €13.7 million.
Purchases Consumed and Other External Expenses
	Fiscal Years Ended December 31,		Percent Change
	2022	2021	2022 to 2021
	(€ in millions)
Purchases consumed and other external expenses	€(354.5)	€(320.4)	10.6%
Percentage of revenue	14.2%	15.3%
Webhelp’s purchases consumed and other external expenses consist primarily of temporary staff utilized in certain regions and professional fees, as well as spending on information technology and cybersecurity. Purchases consumed and other external expenses also include utilities expenses, maintenance expenses, telecommunications costs and traveling and entertainment expenses.
Webhelp’s purchases consumed and other external expenses increased by 10.6% in fiscal year 2022, compared to fiscal year 2021, primarily due to increased spending on information technology and cybersecurity capabilities as well as an increase in temporary staff in certain regions due to growth in those regions. These increases were partially offset by a decrease in utility expenses compared to the prior period due to an increase of employees working from home. As a percentage of revenue, purchases consumed and other external expenses decreased from 15.3% for fiscal year 2021 to 14.2% for fiscal year 2022 due to revenue growth outpacing growth in Webhelp’s real estate portfolio and associated expenses.
Personnel Expenses
	Fiscal Years Ended December 31,		Percent Change
	2022	2021	2022 to 2021
	(€ in millions)
Personnel expenses	€(1,679.8)	€(1,381.5)	21.6%
Percentage of revenue	67.6%	66.4%

Webhelp’s personnel expenses consist primarily of wages and salaries, as well as social security contributions.
Webhelp’s personnel expenses increased by 21.6% in fiscal year 2022, compared to fiscal year 2021, primarily due to increased headcount, business growth and mergers and acquisitions. As a percentage of revenue, personnel expenses increased from 66.4% for fiscal year 2021 to 67.6% for fiscal year 2022 due to the net effect of the changes described.
Amortization, Depreciation, Impairment and Provision
	Fiscal Years Ended December 31,		Percent Change
	2022	2021	2022 to 2021
	(€ in millions)
Net charges to amortization, depreciation, impairment and provision(1)	€(163.3)	€(129.8)	25.8%
Percentage of revenue	6.6%	6.2%

(1)
Net charges to amortization, depreciation, impairment and provision do not include amortization of customer relationships and technologies recognized in other operating income and expenses. See “Other Operating Income and Expenses” below for additional information.

Webhelp’s net charges to amortization, depreciation, impairment and provision increased by 25.8% in fiscal year 2022, compared to fiscal year 2021, primarily due to an increase in fixed assets mainly due to recent acquisitions, resulting in increased amortization and depreciation. As a percentage of revenue, net charges to amortization, depreciation, impairment and provision increased from 6.2% for fiscal year 2021 to 6.6% for fiscal year 2022 due to the net effect of the changes described.
Other Operating Income and Expenses
	Fiscal Years Ended December 31,		Percent Change
	2022	2021	2022 to 2021
	(€ in millions)
Other operating income and expenses	€(90.3)	€(79.8)	13.2%
Percentage of revenue	3.6%	3.8%
Webhelp’s other operating income and expenses includes items that, due to their nature, frequency and/or relative significance, cannot be allocated to any of the line items in operating expenses. They include items such as amortization of customer relationships and technologies recognized in business combinations, acquisition and integration costs, major transformation project costs, major tax and social security penalties, restructuring and major redundancy costs, costs of major disputes, disposal gains/losses and major impairment losses on property, plant and equipment and intangible assets, including those relating to goodwill.
Webhelp’s other operating income and expenses increased by 13.2% in fiscal year 2022, compared to fiscal year 2021, primarily due to an increase in the amortization of customer relationships and technologies recognized in recent acquisitions, and an increase in share-based compensation expense and expenses related to enhancing accounting, human resources and reporting systems. As a percentage of revenue, other operating income and expenses decreased from 3.8% for fiscal year 2021 to 3.6% for fiscal year 2022 due to the net effect of the changes described.
Operating Profit
	Fiscal Years Ended December 31,		Percent Change
	2022	2021	2022 to 2021
	(€ in millions)
Operating profit	€215.0	€184.3	16.6%
Operating margin	8.7%	8.9%
Webhelp’s operating profit increased during fiscal year 2022, compared to fiscal year 2021, primarily due to the increase in revenue as explained above.

Webhelp’s operating margin, defined as operating profit divided by total revenue, decreased during fiscal year 2022, compared to fiscal year 2021, primarily due to the increase in operating expenses as explained above.
Net Financial Expenses
	Fiscal Years Ended December 31,		Percent Change
	2022	2021	2022 to 2021
	(€ in millions)
Net financial expenses	€(157.5)	€ (97.4)	61.7%
Percentage of revenue	6.3%	4.7%
Amounts recorded in net financial expenses include interest expense, which is comprised of interests paid quarterly on the senior loan, loan issuance costs and amortization of these costs, and financial costs on undrawn credit facilities, as well as foreign exchange losses.
The increase in net financial expenses during fiscal year 2022, compared to fiscal year 2021, was primarily due to an increase in interest expense related to Webhelp’s senior loan as a result of general increases in variable reference rates (Euribor, SONIA and SOFR indexes). The increase was also due to the depreciation of the euro compared to the U.S. dollar in 2022 compared to 2021, resulting in a loss from unrealized foreign exchange rates associated with senior loans denominated in U.S. dollars.
Income Tax
	Fiscal Years Ended December 31,		Percent Change
	2022	2021	2022 to 2021
	(€ in millions)
Income tax	€(18.4)	€(18.7)	(1.6)%
Percentage of income before income taxes	31.8%	21.4%
Webhelp’s income tax consists of its current and deferred tax expense resulting from its income earned in domestic and international jurisdictions.
Webhelp’s income tax were relatively unchanged for the fiscal year 2022, compared to fiscal year 2021. Webhelp’s Effective Tax Rate 2022 increased, compared to fiscal year 2021, mainly due to the increase of financial expenses and the non-recognition of certain deferred tax assets. The effect of the non-recognition of deferred tax assets primarily relate to non-deductible financial expenses of the French tax group which could be deductible in future periods for €8.5 million in fiscal year 2022 and €5.1 million in fiscal year 2021, and unrecoverable tax losses for €0.1 million in fiscal year 2022 and offset by a diminution of unrecoverable tax losses of €1.9 million in fiscal year 2021.
See Note 11—Income Tax to the consolidated financial statements in the Current Report for further details.
Results of Operations – Fiscal Years Ended December 31, 2021 and 2020
	Fiscal Years Ended December 31,
	2021	2020
	(in millions)
Revenues	€2,080.6	€1,636.6
Other income	26.0	18.6
Operating expenses	(1,842.5)	(1,458.1)
Purchases consumed and other external expenses	(320.4)	(244.3)
Taxes and duties	(10.8)	(9.6)
Personnel expenses	(1,381.5)	(1,093.7)
Amortization, depreciation, impairment and provision	(129.8)	(110.5)
Operating profit before other operating income and expenses	264.1	197.1
Other operating income and expenses	(79.8)	(69.5)

	Fiscal Years Ended December 31,
	2021	2020
	(in millions)
Operating Profit	184.3	127.6
Net financial expenses	(97.4)	(62.8)
Share of net profit or loss of associates	(0.0)	(0.2)
Profit before taxes	86.9	64.6
Income tax	(18.7)	(27.4)
Net profit	€68.2	€37.1
Revenues
	Fiscal Years Ended December 31,
	2021	2020
	(in millions)
Industry Vertical:
Automotive	€52.3	€33.0
Digital / High-Tech	408.0	348.5
E-commerce / Retail	497.2	373.4
Financial Services/ Fintech	183.8	127.2
Health	52.6	38.6
Media	151.6	114.6
Telecom	331.9	282.2
Travel and Leisure	111.1	94.8
Utilities	112.3	108.5
Other sector	179.8	115.9
Total revenues	€2,080.6	€1,636.6
Webhelp’s revenues increased by €444.0 million or 27.1% in fiscal year 2021 compared to fiscal year 2020. This increase was primarily due to revenue from acquired entities which were not in Webhelp’s scope as of December 31, 2020 of €107.7 million, as well as a continued shift toward e-commerce and digitization that accelerated as a result of the COVID-19 pandemic, recovery in the travel industry following the peak of the COVID-19 pandemic, and increased volumes from two clients in 2021 related to a COVID-19 tracking and tracing program representing an increase in revenue of €47.3 million in 2021 compared to 2020.
Other Income
Other income consists primarily of operating grants, including grants from the South African government related to outsourcing business processes and payroll-related grants in France, sales of ancillary products (IT material) to end customers and income from activity-related hedging transactions.
Webhelp’s other income increased by 39.8% in fiscal year 2021, compared to fiscal year 2020, primarily due to an increase in the volume and amount of operating grants in South Africa and employment grants in Turkey and France. These increases were partially offset by a decrease in income from activity-related hedging transactions.
Purchases Consumed and Other External Expenses
	Fiscal Years Ended December 31,		Percent Change
	2021	2020	2021 to 2020
	(€ in millions)
Purchases consumed and other external expenses	€(320.4)	€(244.3)	31.1%
Percentage of revenue	15.3%	14.9%
Webhelp’s purchases consumed and other external expenses increased by 31.1% in fiscal year 2021, compared to fiscal year 2020, primarily due to business growth, increased investment in information technology and cybersecurity capabilities as well as an increase in temporary staff in certain regions due to growth in those regions, as well as an increase in expenses related to a shift to remote work. As a percentage of revenue, purchases consumed and other external expenses increased from 14.9% for fiscal year 2020 to 15.3% for fiscal year 2021 due to the net effect of the changes described.
Personnel Expenses
	Fiscal Years Ended December 31,		Percent Change
	2021	2020	2021 to 2020
	(€ in millions)
Personnel expenses	€(1,381.5)	€(1,093.7)	26.3%
Percentage of revenue	66.4%	66.8%
Webhelp’s personnel expenses increased by 26.3% in fiscal year 2021, compared to fiscal year 2020, primarily due to increased headcount, business growth as well as personnel growth related to recent acquisitions. As a percentage of revenue, personnel expenses decreased from 66.8% for fiscal year 2020 to 66.4% for fiscal year 2021 due to the net effect of the changes described.
Amortization, Depreciation, Impairment and Provision
	Fiscal Years Ended December 31,		Percent Change
	2021	2020	2021 to 2020
	(€ in millions)
Net charges to amortization, depreciation, impairment and provision(1)	€(129.8)	€(110.5)	17.5%
Percentage of revenue	6.2%	6.7%

(1)
Net charges to amortization, depreciation, impairment and provision do not include amortization of customer relationships and technologies recognized in other operating income and expenses. See “Other Operating Income and Expenses” below for additional information.

Webhelp’s net charges to amortization, depreciation, impairment and provision increased by 17.5% in fiscal year 2021, compared to fiscal year 2020, primarily due to an increase in fixed assets mainly due to recent acquisitions, resulting in increased amortization and depreciation. As a percentage of revenue, net charges to amortization, depreciation, impairment and provision decreased from 6.7% for fiscal year 2020 to 6.2% for fiscal year 2021 due to the net effect of the changes described.
Other Operating Income and Expenses
	Fiscal Years Ended December 31,		Percent Change
	2021	2020	2021 to 2020
	(€ in millions)
Other operating income and expenses	€(79.8)	€(69.5)	14.8%
Percentage of revenue	3.8%	4.2%
Webhelp’s other operating income and expenses increased by 14.8% in fiscal year 2021, compared to fiscal year 2020, primarily due to an increase in acquisition and integration expenses primarily related to the OneLink acquisition, an increase in the amortization of customer relationships recognized in recent acquisitions, and an increase in expenses relating to transformation projects, including the relocation of Webhelp’s registered office in France, and changes made to Webhelp’s real estate policy following an increase in remote work at various sites. This increase was partially offset by a reduction in costs related to the COVID-19 pandemic. As a percentage of revenue, other operating income and expenses decreased from 4.2% for fiscal year 2020 to 3.8% for fiscal year 2021 due to the net effect of the changes described.

Operating Profit
	Fiscal Years Ended December 31,		Percent Change
	2021	2020	2021 to 2020
	(€ in millions)
Operating profit	€184.3	€127.6	44.4%
Operating margin	8.9%	7.8%
Webhelp’s operating profit increased during fiscal year 2021, compared to fiscal year 2020, primarily due to the increase in revenue as explained above.
Webhelp’s operating margin increased during fiscal year 2021, compared to fiscal year 2020, primarily due to the percentage increase in revenue being higher than the percentage increase in operating expenses as explained above.
Net Financial Expenses
	Fiscal Years Ended December 31,		Percent Change
	2021	2020	2021 to 2020
	(€ in millions)
Net financial expenses	€(97.4)	€ (62.8)	55.1%
Percentage of revenue	4.7%	3.8%
The increase in net financial expenses during fiscal year 2021, compared to fiscal year 2020, was due to an increase in interest expense related to Webhelp’s senior loan extension in connection with the acquisition of OneLink. The amount available under the senior loan increased by €580.0 million in August 2021. In addition, the increase in net financial expenses was due to unrealized foreign exchange losses from the senior loan denominated in British pounds, which appreciated as compared to the euro post-Brexit. The increase was also due to an increased interest expenses associated with lease liabilities mainly resulting from the acquisition of OneLink.
Income Tax
	Fiscal Years Ended December 31,		Percent Change
	2021	2020	2021 to 2020
	(€ in millions)
Income tax	€(18.7)	€ (27.4)	(31.7)%
Percentage of income before income taxes	21.4%	42.3%
Webhelp’s income tax decreased for fiscal year 2021, compared to fiscal year 2020, due to a change in the mix of profits earned in different jurisdictions, giving notably more weight to temporarily low tax rates countries. This more-favorable geographic mix of profits caused a decrease in the Effective Tax Rate, partly offset by the non-recognition of deferred tax assets. The effect of the non-recognition of deferred tax assets mainly relates to non-deductible financial expenses of the French tax group which could be deductible in future periods for €5.1 million in fiscal year 2021 and €1.9 million in fiscal year 2020, offset by a diminution of unrecoverable tax losses of €1.9 million in fiscal year 2021 compared with fiscal year 2020.
See Note 11—Income Taxes to the consolidated financial statements included in the Current Report for further details.

Results of Operations – Three Months Ended March 31, 2023 and 2022
	Three Months Ended March 31,
	2023	2022
	(in millions)
Revenues	€678.3	€589.5
Other income	10.6	7.9
Operating expenses	(600.1)	(519.7)
Purchases consumed and other external expenses	(89.2)	(86.8)
Taxes and duties	(4.6)	(3.0)
Personnel expenses	(465.7)	(393.5)
Amortization, depreciation, impairment and provision	(40.6)	(36.4)
Operating profit before other operating income and expenses	88.8	77.8
Other operating income and expenses	(22.0)	(18.9)
Operating Profit	66.8	58.9
Net financial income (expense)	(44.3)	(31.5)
Profit before taxes	22.5	27.4
Income tax	(7.8)	(7.0)
Net profit	€14.7	€20.4
Revenues
	Three Months Ended March 31,
	2023	2022
	(in millions)
Industry Vertical:
Automotive	€22.7	€16.5
Digital / High-Tech	106.7	103.7
E-commerce / Retail	162.1	141.2
Financial Services/ Fintech	93.0	63.4
Health	13.6	14.0
Media	54.4	48.3
Telecom	104.1	87.3
Travel and Leisure	54.9	39.6
Utilities	31.6	29.9
Other sector	35.2	45.6
Total revenues	€678.3	€589.5
Webhelp’s revenues increased by €88.8 million or 15.1% in the three months ended March 31, 2023, compared to the three months ended March 31, 2022. This increase was primarily due to revenue from acquired entities which were not in Webhelp’s scope as of March 31, 2022 of €32.8 million, as well as a continued shift toward e-commerce and digitization that accelerated as a result of the COVID-19 pandemic, recovery in the travel industry following the peak of the COVID-19 pandemic and strong growth in the technology vertical compared to the prior year. These increases were partially offset by the ramp down in the previous year of a COVID-19 tracking and tracing program in the Netherlands representing a decrease of €13.8 million in the three months ended March 31, 2023 compared to the three months ended March 31, 2022.
Other Income
Webhelp’s other income increased by 34.2% in the three months ended March 31, 2023, compared to the three months ended March 31, 2022, primarily due to an increase in the volume and amount of operating grants in South Africa and employment grants in Turkey. These increases were partially offset by a reduction of income from activity-related hedging transactions.

Purchases Consumed and Other External Expenses
	Three Months Ended March 31,		Percent Change
	2023	2022	2023 to 2022
	(€ in millions)
Purchases consumed and other external expenses	€(89.2)	€ (86.8)	2.8%
Percentage of revenue	13.1%	14.7%
Webhelp’s purchases consumed and other external expenses were relatively unchanged for the three months ended March 31, 2023 compared to the three months ended March 31, 2022. As a percentage of revenue, purchases consumed and other external expenses decreased from 14.7% for the three months ended March 31, 2022 to 13.1% for the three months ended March 31, 2023 due to the increase in revenue as explained above.
Personnel Expenses
	Three Months Ended March 31,		Percent Change
	2023	2022	2023 to 2022
	(€ in millions)
Personnel expenses	€(465.7)	€ (393.5)	18.3%
Percentage of revenue	68.6%	66.7%
Webhelp’s personnel expenses increased by 18.3% in the three months ended March 31, 2023, compared to the three months ended March 31, 2022, primarily due to increased headcount and salary to expand cybersecurity, information technology and recruiting capabilities as well as inflation in the EMEA region. As a percentage of revenue, personnel expenses increased from 66.7% for the three months ended March 31, 2022 to 68.6% for the three months ended March 31, 2023 due to the net effect of the changes described.
Amortization, Depreciation, Impairment and Provision
	Three Months Ended March 31,		Percent Change
	2023	2022	2023 to 2022
	(€ in millions)
Net charges to amortization, depreciation, impairment and provision(1)	€(40.6)	€(36.4)	11.5%
Percentage of revenue	6.0%	6.2%

(1)
Net charges to amortization, depreciation, impairment and provision do not include amortization of customer relationships and technologies recognized in other operating income and expenses. See “Other Operating Income and Expenses” below for additional information.

Webhelp’s net charges to amortization, depreciation, impairment and provision increased by 11.5% in the three months ended March 31, 2023, compared to the three months ended March 31, 2022, primarily due to recent acquisitions, resulting in increased amortization and depreciation. As a percentage of revenue, net charges to amortization, depreciation, impairment and provision decreased from 6.2% for the three months ended March 31, 2022 to 6.0% for the three months ended March 31, 2023.
Other Operating Income and Expenses
	Three Months Ended March 31,		Percent Change
	2023	2022	2023 to 2022
	(€ in millions)
Other operating income and expenses	€(22.0)	€ (18.9)	16.4%
Percentage of revenue	3.2%	3.2%
Webhelp’s other operating income and expenses increased by 16.4% in the three months ended March 31, 2023, compared to the three months ended March 31, 2022, primarily due to an increase in the amortization of customer relationships and technologies recognized in recent acquisitions and expenses related to enhancing the shared services centers strategy. These increases were partially offset by a reduction in merger and acquisition costs. As a percentage of revenue, other operating income and expenses were stable during the three months ended March 31, 2023, compared to the three months ended March 31, 2022.
Operating Profit
	Three Months Ended March 31,		Percent Change
	2023	2022	2023 to 2022
	(€ in millions)
Operating profit	€66.8	€58.9	13.4%
Operating margin	9.8%	10.0%
Webhelp’s operating profit increased during the three months ended March 31, 2023, compared to the three months ended March 31, 2022, primarily due to the increase in revenue as explained above.
Webhelp’s operating margin was stable during the three months ended March 31, 2023, compared to the three months ended March 31, 2022.
Net Financial Expenses
	Three Months Ended March 31,		Percent Change
	2023	2022	2023 to 2022
	(€ in millions)
Net financial expenses	€(44.3)	€ (31.5)	40.6%
Percentage of revenue	6.5%	5.3%
The increase in net financial expenses during the three months ended March 31, 2023, compared to the three months ended March 31, 2022, was mainly due to an increase in interest expenses related to Webhelp’s senior loan as a result of general increases of variable reference rates (Euribor, SONIA and SOFR indexes).
Income Tax
	Three Months Ended March 31,		Percent Change
	2023	2022	2023 to 2022
	(€ in millions)
Income tax	€(7.8)	€(7.0)	11.4%
Percentage of income before income taxes	34.7%	25.5%
Based on the best projection at the following dates, Webhelp applied a group effective tax rate to recognize income tax as of March 31, 2022 and March 31, 2023 to 25.5% and 34.7%, respectively.
Client Concentration
Webhelp’s largest client in fiscal year 2022, 2021 and 2020 accounted for approximately 4.0%, 3.7% and 5.1% of its consolidated revenue in fiscal year 2022, 2021 and 2020, respectively. The revenue that Webhelp recognized from these clients was earned under multiple contracts and statements of work.
Liquidity and Capital Resources
Webhelp’s primary uses of cash are working capital, capital expenditures to expand its delivery footprint, enhance its technology solutions, debt repayments and acquisitions, including its four recent acquisitions. Webhelp’s financing needs for these uses of cash have been a combination of operating cash flows and third-party debt arrangements.
When Webhelp’s revenue increases, its net investment in working capital typically increases. Conversely, when revenue decreases, its net investment in working capital typically decreases. To increase Webhelp’s market share and better serve its clients, Webhelp may further expand its operations through investments or acquisitions.

Webhelp expects that such expansion would require an initial investment in working capital, personnel, facilities, and operations. These investments or acquisitions would likely be funded primarily by Webhelp’s existing cash and cash equivalents, available liquidity, including capacity under its debt arrangements.
During fiscal years 2022 and 2021, no dividends were distributed to shareholders.
Debt Arrangements
Senior Facilities Agreement
On August 16, 2019, Marnix SAS, as borrower and guarantor, and Marnix French Topco, as guarantor, entered into a senior facilities agreement (the “SFA”) implementing a €1,020.0 million (the “original B1 EUR facility”) and £125.0 million (the “B1 GBP facility”) term loan B facility (together, the “TLB”) and a €210.0 million revolving credit facility (the “RCF”). The TLB was drawn on November 19, 2019.
In fiscal year 2021, the amount available under the TLB increased by €580.0 million, a part of which was redenominated into $350.0 million (the “B1 USD facility”, and such amount remaining of the increase together with the original B1 EUR facility, the “B1 EUR facility”) borrowed by Webhelp US LCC and the amount available under the RCF increased by €101.6 million to €311.6 million (fully available as of December 31, 2021, December 31, 2022 and March 31, 2023).
The RCF and the initial TLB mature in 2026 and the extension of the TLB matures in 2028.
As of March 31, 2023 and December 31, 2022, there were no borrowings outstanding under the RCF.
As of March 31, 2023, the RCF bears interests based on a variable reference rate (Euribor index) plus a margin of 2.5% subject to a margin ratchet mechanism. As of December 31, 2022, the RCF bears interests based on a variable reference rate (Euribor index) plus a margin of 2.75% subject to a margin ratchet mechanism.
As of March 31, 2023, the outstanding borrowings and interest rate for each credit facility were as follows:
•	€1,020.0 million drawn down from the B1 EUR facility bearing interest based on a variable reference rate (Euribor index) plus a margin of 2.75% subject to a margin ratchet mechanism;
•	£125.0 million drawn down from the B1 GBP facility bearing interest based on a variable reference rate (Sonia index) plus a margin of 4.0% subject to a margin ratchet mechanism;
•	€285.6 million drawn down from the B1 EUR facility bearing interest based on a variable reference rate (Euribor index) plus a margin of 3.25% subject to a margin ratchet mechanism; and
•	$343.9 million drawn down on the B1 USD facility bearing interest based on a variable reference rate (SOFR index) plus a margin of 3.75% subject to a margin ratchet mechanism.
As of December 31, 2022, the outstanding borrowings and interest rate for each credit facility were as follows:
•	€1,020.0 million drawn down from the B1 EUR facility bearing interest based on a variable reference rate (Euribor index) plus a margin of 3.0% subject to a margin ratchet mechanism;
•	£125.0 million drawn down from the B1 GBP facility bearing interest based on a variable reference rate (SONIA index) plus a margin of 4.25% subject to a margin ratchet mechanism;
•	€285.6 million drawn down from the B1 EUR facility bearing interest based on a variable reference rate (Euribor index) plus a margin of 3.5% subject to a margin ratchet mechanism; and
•	$344.75 million drawn down on the B1 USD facility bearing interest based on a variable reference rate (SOFR index) plus a margin of 3.75% subject to a margin ratchet mechanism.
The SFA contains various loan covenants that restrict the ability of Marnix French Topco SAS and its subsidiaries to take certain actions, including incurrence of indebtedness, creation of liens, mergers or combinations, dispositions of assets, repurchase or redemption of capital stock, making certain investments, entering into certain transactions with affiliates or changing the nature of Webhelp’s business.
In addition, the SFA contains a senior secured leverage ratio springing financial covenant to the benefit of the RCF lenders set at 9.80:1. The SFA also contains various customary events of default, including payment defaults, defaults under certain other indebtedness, and a change of control of Marnix French Topco SAS.

As of March 31, 2023 and December 31, 2022, Webhelp was in compliance with the debt covenants related to its debt arrangements.
Cash Flows
The following summarizes Webhelp’s cash flows for the periods indicated.
	Fiscal Years Ended December 31,			Three Months Ended March 31,
	2022	2021	2020	2023	2022
	(€ in millions)			(€ in millions)
Net cash flow from operating activities	€365.6	€335.5	€394.4	€96.5	€ 46.7
Net cash flow from investing activities	(220.4)	(634.3)	(98.0)	(31.2)	(26.3)
Net cash flow from financing activities	(169.8)	364.4	(95.9)	(54.6)	(39.8)
Loss on the net monetary position	(6.4)	(0.0)	(0.0)	(1.3)	(0.0)
Effect of exchange rates on cash and cash equivalents	(3.1)	(4.1)	(4.3)	0.6	1.2
Increase (Decrease) in net cash and cash equivalents	€(34.1)	€61.5	€196.1	€10.2	€(18.2)
Cash and cash equivalents at beginning of year	374.0	312.6	116.4	340.0	374.0
Cash and cash equivalents at closing of the year	€340.0	€374.0	€312.6	€350.1	€355.7
Operating Activities
Net cash from operating activities was €96.5 million for the three months ended March 31, 2023 in comparison to €46.7 million for the same period in 2022. The increase over the prior year was primarily related to higher operating profit as a result of revenue growth and prior acquisitions and a lower change in working capital mainly due to increased cash collection on trade receivables.
Net cash from operating activities was €365.6 million for fiscal year 2022 in comparison to €335.5 million for fiscal year 2021. The increase over the prior year was primarily related to higher operating profit as a result of revenue growth and recent acquisitions, partially offset by a decrease of the change in working capital mainly due to the effects of sales growth, change in scope related to recent acquisitions, and additional client advance payments received in December 2021.
Net cash from operating activities was €335.5 million for fiscal year 2021 in comparison to €394.4 million for fiscal year 2020. The decrease over the prior year was primarily related to a significant increase in Logbox liabilities during fiscal year 2020 related to the growth of Webhelp Payment Services activities (see Note 22—Cash and debt to the consolidated financial statements included in the Current Report for further details), and was partially offset by higher operating profit as a result of revenue growth and recent acquisitions. Measures taken by cash management and local governments in the context of the COVID-19 pandemic allowed Webhelp to avoid deterioration of its net cash from operating activities.
Investing Activities
Net cash from investing activities for the three months ended March 31, 2023 was €(31.2) million in comparison to €(26.3) million in the same period in 2022. The decrease over the prior year primarily related to an increase in capital expenditures due to growth and recent acquisitions.
Net cash from investing activities for fiscal year 2022 was €(220.4) million in comparison to €(634.3) million in fiscal year 2021 and €(98.0) million in fiscal year 2020, consisting primarily of an increase in capital expenditures due to business growth and recent acquisitions, and cash payments in connection with the Grupo Services, Uitblinqers, OneLink and Dynamicall acquisitions of €57.6 million in 2022 and €519.3 million in 2021, net of cash received from the acquired entities. Finally, the variation in net cash from investing activities was due to cash outflows related to the payment of put options to acquire minority stakeholders and the payment of past acquisitions earnouts (€28.8 million in 2022, €12.1 million in 2021 and €21.3 million in 2020).

Financing Activities
Net cash from financing activities in the three months ended March 31, 2023 was €(54.6) million in comparison to €(39.8) million in the same period in 2022. The decrease over the prior year related to an increase of interest rates on the TLB.
Net cash from financing activities in fiscal year 2022 was €(169.8) million in comparison to €364.4 million in fiscal year 2021 and €(95.9) million in fiscal year 2020. Net cash from financing activities in fiscal year 2022 decreased compared with the fiscal year 2021 due to the increase of interest rates on the TLB in 2022 and the extension of the TLB by €580.0 million in 2021.
The increase in fiscal year 2021 over the prior year consisted primarily of an increase in the TLB related to the OneLink acquisition, and was partially offset by an increase in interest and financing costs paid related to the increase of the TLB. In addition, the principal payments on Webhelp’s lease obligations increased over the three years due to business growth and recent acquisitions.
Capital Resources
Webhelp’s cash and cash equivalents totalled €350.5 million as of March 31, 2023 and €340.0 million as of December 31, 2022 of which €203.3 million and €182.0 million, respectively, was restricted cash and other cash equivalents. In addition, Webhelp had undrawn RCF capacity (senior and unsecured facilities) of €350.2 million as of March 31, 2023 and €356.7 million as of December 31, 2022, respectively.
Webhelp believes that its available cash and cash equivalents balances, the cash flows expected to be generated from operations, and its sources of liquidity will be sufficient to satisfy its current and planned working capital and investment needs for the next twelve months. Webhelp also believes that its longer-term working capital, planned capital expenditures and other general corporate funding requirements will be satisfied through cash flows from operations and, to the extent necessary, from its borrowing and revolving credit facilities.
Material Cash Requirements
Webhelp’s material cash requirements are linked to its TLB and lease obligations presented in Note 22—Cash and debt to the annual consolidated financial statements included in the Current Report .
The following table summarizes Webhelp’s cash obligations for TLB repayments and required interest payments on the TLB, based on the interest rates as of March 31, 2023.
	Payments Due by Period
	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	> 5 Years
	(in millions)
TLB	€ 1,764.0	€3.2	€6.4	€ 1,168.4	€ 586.0
Interest Payments on TLB	€472.8	€ 88.3	€ 228.7	€126.7	€29.1